Exhibit 99.1

Stepan Announces Appointment of New Director

NORTHFIELD, Ill., Jan. 27, 2021 -- Stepan Company (NYSE: SCL) today announced the appointment of Lorinda Burgess as a director of the Company, effective on January 27, 2021.

Ms. Burgess currently serves as Vice President, Finance and Chief Financial Officer, Americas Region of Medtronic Inc. In her over 20-year career with Medtronic, Ms. Burgess has held multiple financial leadership positions covering a range of geographies. Prior to joining Medtronic, Ms. Burgess held key finance and investor relations positions with Marshall Field’s Corporation and BET Holdings Inc.

Ms. Burgess earned a BA in Political Science from the University of Michigan, and an MBA from The Ohio State University. She serves on the Board of Trustees of Hamline University.

“Lorinda is a seasoned finance professional who brings broad operational and strategic experience to our Board of Directors,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer of Stepan Company. “We are pleased to add Lorinda’s valuable financial expertise to the Board and we look forward to working with her.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500